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                    FOR IMMEDIATE RELEASE

                    Michael J. Monahan  (612) 293-2809 (Tel)
                                        (612) 225-3123 (Fax)


                     ECOLAB ANNOUNCES INCREASE IN OFFER FOR
                         GIBSON CHEMICAL INDUSTRIES AND
                           SEEKS BOARD RECOMMENDATION


     ST. PAUL, Minnesota, October 2, 1997: Ecolab Inc. today announced its intention to increase its offer price to A$8.75 per share under its offer to acquire all the ordinary shares of Gibson Chemical Industries Limited of Melbourne, Victoria, Australia. This will be a final offer (in the absence of a competing offer). The offer is being made by an Australian subsidiary of Ecolab.
     Over recent days Ecolab has had extensive discussions with the Chairman of Gibson and its Managing Director to seek a recommended offer. It was fundamental to the discussions that Gibson was worth more to Ecolab on the basis of an offer that was recommended by the Gibson Board of Directors.
     For this reason Ecolab advised the Gibson Board that it would be prepared to make a final offer at A$9.00 per share if a unanimous recommendation was agreed by the Gibson Board, otherwise its final offer would be A$8.75 per share.
     Ecolab had also advised Gibson that it would allow part of the total A$9.00 consideration to be received by Gibson shareholders by way of a fully franked (i.e. tax favored) dividend, which Ecolab understands could be up to approximately A$0.50 per share.

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     Ecolab requested the decision of the Gibson Board by 5:00 pm October 2
(Australian time).  The AU$9.00 proposal was not accepted by the Gibson Board.
     Ecolab's final offer will therefore be A$8.75 per share (in the absence of a competing offer) unless the Gibson Board agrees to unanimously recommend Ecolab's A$9.00 per share proposal, by no later than 10:00 am, Wednesday, October 8, 1997 (Australian time), and the detail of the recommendation by Gibson's Directors is acceptable to Ecolab.
     Ecolab believes that an offer of A$9.00 is very generous and therefore encourages the Gibson Board to reconsider its position.
     Ecolab has already acquired a 15.9% shareholding in Gibson through on-market purchases from six of Gibson's major institutional shareholders at prices between A$7.10 and A$8.25.
     Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, maintenance and pest elimination products and services for the hospitality, institutional and industrial markets. For the year ended December 31, 1996, Ecolab reported sales of US$1.5 billion. Including European joint venture sales of US$0.9 billion, Ecolab's global sales coverage was US$2.4 billion. Ecolab shares are traded on the New York Stock Exchange and the Pacific Exchange under the symbol ECL.
     Ecolab news releases and other investor information are available on the Internet at http://www.ecolab.com; and by telephone at 1-800-FACT-ECL.

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